Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-181048) of Stevia First Corp. and the Registration Statement on Form S-8 (No. 333-192398) of Vitality Biopharma, Inc., of our report dated November 14, 2023, relating to the balance sheets as of December 31, 2022 and 2021, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements of Collins Building & Contracting, Inc., which appears in the Current Report on Form 8-K of Malachite Innovations, Inc., dated November 14, 2023, as amended.

/s/ MEADEN & MOORE, LTD

Cleveland, Ohio

November 14, 2023